MEDIANET GROUP TECHNOLOGIES, INC.
5100 W. COPANS ROAD
SUITE 710
MARGATE, FLORIDA 33063

July 7, 2009

DubLi Network LLC
702 West Street
Wilmington, Delaware 19801
Attention: Michael Hansen, *President*

Re: Proposed Transactions

Dear Michael:

The purpose of this letter is to confirm that MediaNet Group Technologies, Inc., a Nevada corporation ("MEDG"), is interested in pursuing a strategic transaction with DubLi Group, the DubLi companies that are operating www.dubli.com website and DubLi Network marketing division ("DubLi"). The matters set forth in Article I of this letter are subject to the negotiation, execution, and delivery of one or more written definitive agreements and related documents ("Definitive Agreements") as contemplated hereby, having terms and conditions satisfactory to the parties to such agreements. The matters set forth in Article II of this letter, however, constitute binding agreements between the parties. To facilitate the negotiation of the Definitive Agreements, the parties request MEDG's counsel prepare initial drafts thereof.

Article 1
Proposed Transactions

Section 1.1. Primary Transaction. The parties intend to consummate a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. MEDG will form one or more new subsidiaries, each of which will most likely a limited liability company organized under the laws of Delaware ("Merger Sub"), for the purpose of the transaction. Merger Sub(s) will be merged (the "Merger") with and into DubLi, with DubLi being the surviving entity. As a result of the Merger, the separate existence of Merger Sub will cease, and DubLi will become a wholly owned subsidiary of MEDG. Following the Merger, MEDG will change its name to "DubLi, Inc." or some variation thereof.

Section 1.2. Issuance of Shares; Post-Merger Ownership. In connection with the Merger, MEDG will issue shares of its common stock, par value $0.001 per share ("MEDG Common Stock"), in exchange for the outstanding limited liability company interests in DubLi. After giving effect to the issuance of the MEDG Common Stock in connection with the Merger, the current members of DubLi will own approximately 90.0% of the outstanding shares of MEDG Common Stock, and the current of MEDG will own approximately 10.0% of the outstanding shares of MEDG Common Stock.

Section 1.3. Definitive Agreements. The consummation of the Proposed Transactions is subject to the negotiation, execution, and delivery of the Definitive Agreements containing representations and

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warranties, covenants, conditions, and indemnities that are usual and customary in transactions of the types of the Proposed Transactions.

Section 1.4. Timing. A timetable for the Proposed Transactions in attached to this letter as Appendix 1.4.

Article 2
Binding Agreements

Section 2.1. Loans. Dubli agrees to loan MEDG up to U.S.$250,000, on the terms and conditions set forth in this letter of intent. As soon as practicable, and in any event within two business days, after the execution of this letter of intent by the parties, DubLi will loan U.S.$100,000 to MEDG (the "Initial Loan" and, together with the Merger and the Subsequent Loan (as defined below), the "Proposed Transactions"). The Initial Loan will be for a term of 24 months, will accrue simple interest at a rate equal to 6.0% per annum, and will require monthly payments of interest only commencing January 1, 2010, with all outstanding principal and accrued interest due and payable on the second anniversary of the date of funding. Upon completion of MEDG's due diligepce and execution of the Definitive Agreements, Dubli will loan MEDG an additional U.S.$150,000 (the "Subsequent Loan," and, together with the Initial Loan, the "Loans") on the same terms as the Initial Loan. Each of the Loans will be evidenced by a promissory note in substantially the form attached hereto as Appendix 2.1 (the "Note").

Section 2.2. Access. From the date hereof until the closing of the Merger or until this letter of intent is terminated (the "Subject Period"), each of the parties shall permit the other party and its officers, employees, directors, agents, advisors, and representatives (together, "Representatives") to have full access to and to inspect and evaluate such party's assets and operations and will disclose and make available to them all books, records, agreements, plans, and other matters relating to such party, its ownership, operation, and financial condition.

Section 2.3. Confidentiality. Each of the parties agrees, for itself and its affiliates (an "affiliate" of any person meaning another person controlling, controlled by, or under common control with that person), not to disclose, or to permit its affiliates to disclose, the existence of any proposed terms of this letter without the prior written consent of the other party, other than (a) to employees or other persons who require access to such information to perform their duties and who have been notified of the obligations of confidentiality contained herein, and (b) to third parties to the extent required by law or order of a court of competent jurisdiction.

Section 2.4. Conduct of Business. During the Subject Period, each of the parties shall conduct its operations and business in the usual and ordinary course of business and will not modify or terminate any material contract, commitment or permit, or take any other material action without the prior written approval of the other party.

Section 2.5. Fees and Expenses. Unless otherwise agreed, each party hereto shall bear and pay all costs and expenses (including, without limitation, finder's or broker's fees or commissions) incurred by it in connection with the transactions contemplated by this letter regardless of whether the Definitive Agreements are executed or the Proposed Transactions are consummated.

Section 2.6. Termination. Either party may terminate this letter of intent upon written notice to the other party; *provided, however,* that such termination shall not impair or otherwise affect the rights or

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remedies of the parties for any prior breach of any obligation set forth in Article II of this letter. For the avoidance of doubt, the parties acknowledge that their respective rights and obligations under the Note will survive any termination of this letter of intent.

Section 2.7. Representations and Warranties. The parties hereto hereby represent and warrant to each other that this letter: (a) has been validly executed and delivered, (b) has been duly authorized by all action necessary for the authorization hereof, and (c) with respect to the matters set forth in Article II only, constitutes a binding and enforceable obligation of such party, enforceable in accordance with its terms. Each of the parties hereto further represents and warrants to the other party that neither such party nor its agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this letter of intent or the Proposed Transactions.

Section 2.8. Complete Agreement, Notices and Governing Law. This letter constitutes the entire agreement of the parties relating to the transactions contemplated by this letter and supersedes all prior or contemporaneous contracts or agreements with respect to those matters, whether oral or written. This letter may be amended or modified only by written agreement of all the parties. All notices, requests, or consents provided for or permitted to be given under this letter must be in writing and are effective on actual receipt by the intended recipient or by delivery to the address for the recipient listed elsewhere in this letter or such other address as that recipient may specify by notice to the other party. A party's rights under this letter are assignable only with the prior written consent of the other party. This letter and the rights and duties of the parties arising out of this letter shall be governed by and construed and enforced in accordance with the law of the State of Florida without giving effect to any principles of choice or conflict of law thereunder.

If this letter correctly reflects our understanding, please sign one original and return it to the undersigned, retaining the other in your files.

Very truly yours,

MEDIANET GROUP TECHNOLOGIES, INC.

By:____________________
Martin A. Berns
Chief Executive Officer

Confirmed:

DUBLI GROUP
REPRESENTED BY
DUBLI NETWORK LLC

By:____________________
Michael B. Hansen
President and Chief Executive Officer

{TP498159;2}

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APPENDIX 1.4
PROPOSED TIMETABLE

Target Date	Milestone
July 7, 2009	Letter of Intent executed
July 27, 2009	Initial draft of Agreement and Plan of Merger circulated
August 12, 2009	Agreement and Plan of Merger executed
August 14, 2009	Unaudited financial statements as of June 30, 2009, available for DubLi and MEDG
August 21, 2009	MEDG proxy statement mailed
September 28, 2009	Special Meeting of MEDG Shareholders
October 10, 2009	Merger Completed

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